UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

May 7, 2014

____________________________

Saleen Automotive, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation)

333-176388 (Commission File Number)		45-2808694 (IRS Employer Identification No.)

2375 Wardlow Road Corona, CA 92882 (Address of Principal Executive Offices and zip code)

(800) 888-8945

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Item 3.02.	Unregistered Sales of Equity Securities.

On May 7, 2014, we, along with our subsidiaries and Steve Saleen, entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Thomas Del Franco and Jason B. Cruz (the “Del Franco Parties”), pursuant to which the Del Franco Parties agreed to fully and finally settle a claim filed against us in the Riverside Superior Court for outstanding obligations owed to the Del Franco Parties by our company in consideration of (1) our payment to Mr. Del Franco of $250,000 (the “Settlement Payment”) and (2) our issuance to the Del Franco Parties of an aggregate of 2,500,000 shares of our common stock (the “Settlement Shares” and together with the Settlement Payment, the “Settlement Amount”). The Settlement Shares had a value of $425,000 based on the closing price of our common stock on May 7, 2014 of $0.17. The Del Franco Parties agreed to dismiss the action filed against us in the Riverside Superior Court within 7 days after receipt of the payment of the Settlement Amount. The parties to the Settlement Agreement also agreed to release each other from all claims arising from their prior business dealings.

The Del Franco Parties have agreed to a contractual restriction on the sale of the Settlement Shares whereby for a period of 12 months from and after the expiration of any applicable restricted periods imposed by applicable federal and state securities laws and regulations, including Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), the Del Franco Parties will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, more than 200,000 of the Settlement Shares in any given calendar month.

In connection with the Settlement Shares issued in the transactions described herein, we did not pay any underwriting discounts or commissions. The issuance of the Settlement Shares was not registered under the Securities Act. In making the issuance without registration under the Securities Act, we relied upon the exemption from registration contained in Section 4(2) of the Securities Act. No general solicitation or advertising was used in connection with the issuance.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2014, our board of directors, pursuant to authority granted under our Bylaws, elected Joe Amato to fill one of the vacant seats on our board of directors. Mr. Amato was designated as a joint director in accordance with the terms of that certain Voting Agreement entered into on June 26, 2013, among Steve Saleen and the purchasers of our 3.0% Senior Secured Convertible Notes issued on June 26, 2013. As a member of our board of directors, Mr. Amato will receive a fee of $15,000 per year with an additional $5,000 per year for each committee on which he serves, and upon the approval by our board of directors, will receive options to purchase 500,000 shares of our common stock, which will vest 1/3rd on the date of grant and 1/3rd on each anniversary of the date of grant until fully vested, with subsequent grants of options to purchase 125,000 shares of our common stock for each subsequent year that Mr. Amato serves as a director, which will vest 1/3rd on each anniversary of the date of grant until fully vested.

In 24 years of competition as an owner and driver in the National Hot Rod Association’s (NHRA) Top Fuel category, Mr. Amato, age 69, has achieved immense success behind the wheel of a dragster. Mr. Amato began racing cars as a teenager, when he worked at his family's auto parts store. He dropped out of high school to help run the store when his father had serious heart problems, and eventually built the business into Keystone Automotive, a large and successful automotive wholesaler and distributor. His racing career spans from 1983 to 2001 and in that time he set drag racing records that are so far unparalleled in the 54-year history of the NHRA. Between 1982 and 2000, he finished in the Top 10 every year. Eye surgery forced him to retire from competitive driving at the end of the 2000 season. He then participated as a team owner with Amato Racing until selling the business and retiring permanently in 2005. Since 2005, Mr. Amato has owned and operated multiple commercial real estate properties through Joe Amato Properties, comprising over 400,000 square feet of rental space, vacant land destined for further commercial development and local housing developments. Mr. Amato’s experience in the automotive racing industry makes him a valuable addition to our board of directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALEEN AUTOMOTIVE, INC.

Date: May 13, 2014	By:	/s/ David Fiene
David Fiene
Chief Financial Officer

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